Exhibit 99

News Release		The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President
Investor Relations (818) 223-7548

RYLAND REPORTS RESULTS FOR THE SECOND QUARTER OF 2011

CALABASAS, Calif. (July 27, 2011) — The Ryland Group, Inc. (NYSE: RYL), today announced results for its quarter ended June 30, 2011.  Items of note included:

•                  Net loss was $10.7 million, or $0.24 per diluted share, for the quarter ended June 30, 2011, compared to a net loss of $21.8 million, or $0.49 per diluted share, for the same period in 2010.  The Company had pretax charges that totaled $5.8 million, or $0.13 per share, related to inventory and other valuation adjustments and write-offs for the quarter ended June 30, 2011;

•                  New orders increased 11.2 percent to 1,065 units for the second quarter of 2011 from 958 units for the second quarter of 2010;

•                  Backlog increased 20.3 percent to 1,646 units at June 30, 2011, from 1,368 units at June 30, 2010;

•                  Active communities increased to 219 communities at June 30, 2011, from 181 communities at June 30, 2010;

•                  Consolidated revenues totaled $225.2 million for the quarter ended June 30, 2011, representing a 39.7 percent decrease from the quarter ended June 30, 2010;

•                  Housing gross profit margin was 14.5 percent, excluding inventory and other valuation adjustments, for the quarter ended June 30, 2011, compared to 15.2 percent and 15.9 percent for the quarters ended March 31, 2011 and June 30, 2010, respectively.  Including inventory and other valuation adjustments, housing gross profit margin was 12.7 percent for the second quarter of 2011, compared to 14.4 percent for the same period in 2010;

•                  Selling, general and administrative and corporate expense totaled 15.4 percent of homebuilding revenues for the second quarter of 2011, compared to 20.2 percent for the first quarter of 2011 and 12.6 percent for the second quarter of 2010.  Selling, general and administrative and corporate expense dollars for the quarter ended June 30, 2011, decreased $12.1 million from the same period in the prior year;

•                  Average closing price increased to $245,000 for the quarter ended June 30, 2011, from $238,000 for the same period in 2010;

•                  Cash, cash equivalents and marketable securities totaled $613.5 million at June 30, 2011; and

•                  Net debt-to-capital ratio was 33.6 percent at June 30, 2011, compared to 22.0 percent at December 31, 2010. (Net debt-to-capital ratio is calculated as debt, net of cash, cash equivalents and marketable securities, divided by the sum of debt and total stockholders’ equity, net of cash, cash equivalents and marketable securities.)

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RYLAND SECOND-QUARTER RESULTS

RESULTS FOR THE SECOND QUARTER OF 2011

For the quarter ended June 30, 2011, the Company reported a consolidated net loss of $10.7 million, or $0.24 per diluted share, compared to a consolidated net loss of $21.8 million, or $0.49 per diluted share, for the same period in 2010.  For the quarter ended June 30, 2011, the Company had pretax charges that totaled $5.8 million related to inventory and other valuation adjustments and write-offs, compared to pretax charges that totaled $8.6 million for the quarter ended June 30, 2010. Additionally, the Company had a pretax charge of $857,000 that related to debt repurchases during the quarter ended June 30, 2011, compared to a net pretax charge of $19.1 million that related to debt repurchases during the same period in 2010.

The homebuilding segments reported a pretax loss of $8.3 million for the second quarter of 2011, compared to pretax earnings of $4.2 million for the same period in 2010.  This decrease was primarily due to reduced closing volume and to a higher selling, general and administrative expense ratio, partially offset by lower inventory and other valuation adjustments and write-offs and by a decline in interest expense.

Homebuilding revenues fell 39.9 percent to $217.9 million for the second quarter of 2011, compared to $362.3 million for the same period in 2010.  This decrease in homebuilding revenues was primarily attributable to a 41.3 percent decline in closings that totaled 884 units for the quarter ended June 30, 2011, compared to 1,505 units for the same period in the prior year.  For the quarter ended June 30, 2011, the average closing price of a home increased 2.9 percent to $245,000 from $238,000 for the same period in 2010.  Homebuilding revenues for the second quarter of 2011 included $1.4 million from land sales, which resulted in a pretax loss of $162,000, compared to homebuilding revenues for the second quarter of 2010 that included $3.9 million from land sales, which resulted in pretax earnings of $124,000.

New orders of 1,065 units for the quarter ended June 30, 2011, represented an 11.2 percent increase, compared to new orders of 958 units for the same period in 2010.  The Company had an average monthly sales absorption rate of 1.6 homes per community for the quarter ended June 30, 2011, versus 1.8 homes per community for the quarter ended June 30, 2010.  For the second quarter of 2011, new order dollars increased 15.1 percent to $265.6 million from $230.8 million for the second quarter of 2010.  At June 30, 2011, backlog increased 20.3 percent to 1,646 units from 1,368 units at June 30, 2010.  At June 30, 2011, the dollar value of the Company’s backlog was $416.5 million, reflecting a 21.5 percent increase from June 30, 2010.

Housing gross profit margin was 14.5 percent, excluding inventory and other valuation adjustments, for the quarter ended June 30, 2011, compared to 15.2 percent and 15.9 percent for the quarters ended March 31, 2011 and June 30, 2010, respectively.  During the first quarter of 2011, the Company’s housing gross profit margin included a $3.0 million one-time recovery of Chinese drywall warranty costs from third parties. Including inventory and other valuation adjustments, housing gross profit margin was 12.7 percent for the second quarter of 2011, compared to 14.4 percent for the second quarter of 2010.  This decrease in housing gross profit margin for the quarter ended June 30, 2011, compared to the quarter ended June 30, 2010, was primarily attributable to lower leverage of direct overhead expense due to a decrease in the number of homes

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RYLAND SECOND-QUARTER RESULTS

delivered and to an increase in land costs that resulted, in part, from a change in the impact of prior period inventory valuation adjustments on the mix of homes delivered from various markets during the quarter, partially offset by reduced direct construction costs related to these homes. Sales incentives and price concessions totaled 11.5 percent for the second quarter of 2011, compared to 11.0 percent for the same period in 2010.

Selling, general and administrative expense totaled 13.2 percent of homebuilding revenues for the second quarter of 2011, compared to 17.3 percent for the first quarter of 2011 and 10.4 percent for the second quarter of 2010.  This increase in the selling, general and administrative expense ratio for the second quarter of 2011, compared to the second quarter of 2010, was primarily attributable to lower leverage that resulted from a decline in revenues, partially offset by cost-saving initiatives.  Selling, general and administrative expense dollars for the quarter ended June 30, 2011, decreased $9.0 million from the same period in the prior year.  The homebuilding segments recorded $5.3 million of interest expense during the second quarter of 2011, compared to $6.8 million of interest expense during the second quarter of 2010.  This decrease in interest expense was primarily due to the capitalization of a greater amount of interest incurred during the second quarter of 2011, which resulted from a higher level of inventory under development, compared to the second quarter of 2010.

Corporate expense was $4.9 million for the quarter ended June 30, 2011, compared to $8.0 million for the same period in 2010. This decrease in corporate expense was primarily due to lower incentive compensation costs for the second quarter of 2011, versus the second quarter of 2010.

During the second quarter of 2011, the Company used $41.8 million of cash for operating activities, provided $46.9 million of cash from investing activities and used $25.0 million of cash for financing activities.

For the quarter ended June 30, 2011, the financial services segment reported pretax earnings of $2.1 million, compared to a pretax loss of $634,000 for the same period in 2010.  This improvement was primarily attributable to reductions in loan indemnification expense and overhead costs, partially offset by lower origination income due to a 41.1 percent decline in volume.

RESULTS FOR THE FIRST SIX MONTHS OF 2011

For the six months ended June 30, 2011, the Company reported a consolidated net loss of $30.2 million, or $0.68 per diluted share, compared to a consolidated net loss of $36.1 million, or $0.82 per diluted share, for the same period in 2010.  For the six months ended June 30, 2011, the Company had pretax charges that totaled $15.7 million related to inventory and other valuation adjustments and write-offs, compared to pretax charges that totaled $13.6 million for the six months ended June 30, 2010.  Additionally, the Company had a pretax charge of $857,000 that related to debt repurchases during the six months ended June 30, 2011, compared to a net pretax charge of $19.3 million that related to debt repurchases during the same period in 2010.

The homebuilding segments reported a pretax loss of $27.8 million for the first six months of 2011, compared to a pretax loss of $5.2 million for the same period in 2010.  This increase in loss was primarily due

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RYLAND SECOND-QUARTER RESULTS

to reduced closing volume, a higher selling, general and administrative expense ratio and a rise in inventory and other valuation adjustments and write-offs, partially offset by a decline in interest expense.

Homebuilding revenues fell 36.0 percent to $386.5 million for the first six months of 2011, compared to $604.2 million for the same period in 2010.  This decrease in homebuilding revenues was primarily attributable to a 36.8 percent decline in closings that totaled 1,572 units for the six months ended June 30, 2011, compared to 2,489 units for the same period in the prior year.  For the six months ended June 30, 2011, the average closing price of a home increased 1.7 percent to $245,000 from $241,000 for the same period in 2010.  Homebuilding revenues for the first six months of 2011 included $1.6 million from land sales, which resulted in a pretax loss of $146,000, compared to homebuilding revenues for the first six months of 2010 that included $4.9 million from land sales, which resulted in pretax earnings of $747,000.

Housing gross profit margin was 14.8 percent, excluding inventory and other valuation adjustments, for the six months ended June 30, 2011, compared to 15.1 percent for the six months ended June 30, 2010.  Including inventory and other valuation adjustments, housing gross profit margin was 12.9 percent for the first six months of 2011, compared to 13.5 percent for the first six months of 2010.  This decrease in housing gross profit margin for the six months ended June 30, 2011, compared to the six months ended June 30, 2010, was primarily attributable to an increase in land costs that resulted, in part, from a change in the impact of prior period inventory valuation adjustments on the mix of homes delivered from various markets during the period and to lower leverage of direct overhead expense due to a decrease in the number of homes delivered, partially offset by reduced direct construction costs related to these homes and by the recovery of Chinese drywall warranty costs from third parties. Sales incentives and price concessions totaled 11.6 percent for the first six months of 2011, compared to 11.2 percent for the same period in 2010.

Selling, general and administrative expense totaled 14.9 percent of homebuilding revenues for the first six months of 2011, compared to 11.6 percent for the first six months of 2010.  This increase in the selling, general and administrative expense ratio for the first six months of 2011, compared to the first six months of 2010, was primarily attributable to lower leverage that resulted from a decline in revenues and to severance charges totaling $2.1 million that primarily related to the Company’s consolidation of its regional homebuilding management group during the first six months of 2011, partially offset by cost-saving initiatives.  Selling, general and administrative expense dollars for the six months ended June 30, 2011, decreased $12.2 million from the same period in the prior year.  The homebuilding segments recorded $11.6 million of interest expense during the first six months of 2011, compared to $13.6 million of interest expense during the first six months of 2010.  This decrease in interest expense was primarily due to the capitalization of a greater amount of interest incurred during the first six months of 2011, which resulted from a higher level of inventory under development, compared to the same period in 2010.

Corporate expense was $9.9 million for the six months ended June 30, 2011, compared to $14.3 million for the same period in 2010.  This decrease in corporate expense for the first six months of 2011, compared to

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RYLAND SECOND-QUARTER RESULTS

the first six months of 2010, was primarily due to lower incentive compensation costs, partially offset by severance charges.

For the six months ended June 30, 2011, the financial services segment reported pretax earnings of $3.3 million, compared to a pretax loss of $162,000 for the same period in 2010.  This improvement was primarily attributable to reductions in loan indemnification expense and overhead costs, partially offset by lower origination income due to a 36.9 percent decline in volume and by severance charges.

OVERALL EFFECTIVE TAX RATE

For the quarters ended June 30, 2011 and 2010, the Company’s effective income tax benefit rate was 0.0 percent due to noncash charges that totaled $5.4 million and $8.2 million, respectively, for the Company’s deferred tax valuation allowance, which offsets the benefits generated during the quarters.

DEBT REPURCHASE

In April 2011, the Company paid $28.2 million to repurchase $27.5 million of its 5.4 percent senior notes due 2015.

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RYLAND SECOND-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 290,000 homes and financed more than 245,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding markets across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of, and changes in, government stimulus, tax and deficit reduction programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers and lender requirements for originating and holding mortgages, and changes in government support of and participation in such market;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of homes;

•                  increased prices for labor, land and raw materials used in the production of homes;

•                  increased competition, including continued competition and price pressure from distressed home sales;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies (including those that affect zoning, density, building standards, the environment and the residential mortgage industry);

•                 delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  failure or inability of the Company to realize the expected savings from the corporate reorganization;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Five financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
REVENUES
Homebuilding	$217,906	$362,337	$386,491	$604,217
Financial services	7,317	10,936	13,661	19,824
TOTAL REVENUES	225,223	373,273	400,152	624,041

EXPENSES
Cost of sales	190,463	313,667	343,214	526,083
Loss (income) from unconsolidated joint ventures	1,702	(74)	1,630	(176)
Selling, general and administrative	28,692	37,741	57,775	69,927
Financial services	5,253	11,570	10,388	19,986
Corporate	4,925	7,997	9,912	14,250
Interest	5,346	6,779	11,633	13,593
TOTAL EXPENSES	236,381	377,680	434,552	643,663

OTHER INCOME (LOSS)
Gain from marketable securities, net	1,302	1,715	2,610	2,870
Loss related to early retirement of debt, net	(857)	(19,071)	(857)	(19,308)
TOTAL OTHER INCOME (LOSS)	445	(17,356)	1,753	(16,438)
Loss before taxes	(10,713)	(21,763)	(32,647)	(36,060)
Tax benefit	-	-	(2,398)	-
NET LOSS	$(10,713)	$(21,763)	$(30,249)	$(36,060)

NET LOSS PER COMMON SHARE
Basic	$(0.24)	$(0.49)	$(0.68)	$(0.82)
Diluted	(0.24)	(0.49)	(0.68)	(0.82)

AVERAGE COMMON SHARES OUTSTANDING
Basic	44,368,874	44,038,558	44,303,958	43,976,576
Diluted	44,368,874	44,038,558	44,303,958	43,976,576

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$182,348	$226,647
Restricted cash	72,097	74,788
Marketable securities, available-for-sale	359,006	437,795
Total cash, cash equivalents and marketable securities	613,451	739,230
Housing inventories
Homes under construction	346,445	275,487
Land under development and improved lots	416,070	401,466
Inventory held-for-sale	18,849	34,159
Consolidated inventory not owned	58,582	88,289
Total housing inventories	839,946	799,401
Property, plant and equipment	20,643	19,506
Other	98,711	94,566
TOTAL ASSETS	1,572,751	1,652,703

LIABILITIES
Accounts payable	71,146	63,384
Accrued and other liabilities	135,307	147,779
Debt	852,501	879,878
TOTAL LIABILITIES	1,058,954	1,091,041

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized–10,000 shares Series A Junior
Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized–199,990,000 shares
Issued–44,408,594 shares at June 30, 2011
(44,187,956 shares at December 31, 2010)	44,409	44,188
Retained earnings	426,399	453,801
Accumulated other comprehensive income	1,484	1,867
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	472,292	499,856
NONCONTROLLING INTEREST	41,505	61,806
TOTAL EQUITY	513,797	561,662
TOTAL LIABILITIES AND EQUITY	$1,572,751	$1,652,703

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$(4,668)	$(1,504)	$(10,096)	$(4,172)
Southeast	(4,749)	1,316	(13,783)	(4,580)
Texas	2,976	4,248	(236)	3,386
West	(1,856)	164	(3,646)	156
Financial services	2,064	(634)	3,273	(162)
Corporate and unallocated	(4,480)	(25,353)	(8,159)	(30,688)
Total	$(10,713)	$(21,763)	$(32,647)	$(36,060)
NEW ORDERS
Units
North	314	336	632	641
Southeast	364	291	646	679
Texas	316	245	609	575
West	71	86	144	230
Total	1,065	958	2,031	2,125
Dollars (in millions)
North	$84	$87	$170	$167
Southeast	74	61	135	143
Texas	83	62	154	142
West	25	21	45	55
Total	$266	$231	$504	$507
CLOSINGS
Units
North	277	433	487	708
Southeast	245	471	457	753
Texas	306	410	519	676
West	56	191	109	352
Total	884	1,505	1,572	2,489
Average closing price (in thousands)
North	$271	$261	$268	$267
Southeast	210	219	215	224
Texas	247	242	243	240
West	259	226	275	224
Total	$245	$238	$245	$241
OUTSTANDING CONTRACTS			June 30,
Units			2011	2010
North			482	453
Southeast			545	407
Texas			531	410
West			88	98
Total			1,646	1,368
Dollars (in millions)
North			$134	$123
Southeast			114	88
Texas			138	108
West			30	24
Total			$416	$343
Average price (in thousands)
North			$279	$272
Southeast			210	217
Texas			259	262
West			345	243
Total			$253	$250

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended June 30,		Six months ended June 30,
RESULTS OF OPERATIONS	2011	2010	2011	2010
REVENUES
Income from origination and sale of mortgage loans, net	$5,262	$8,175	$10,136	$15,097
Title, escrow and insurance	1,877	2,606	3,222	4,456
Interest and other	178	155	303	271
TOTAL REVENUES	7,317	10,936	13,661	19,824
EXPENSES	5,253	11,570	10,388	19,986
PRETAX EARNINGS (LOSS)	$2,064	$(634)	$3,273	$(162)

OPERATIONAL DATA

Retail operations:
Originations (units)	655	1,120	1,172	1,866
Ryland Homes originations as a
percentage of total originations	100.0%	99.7%	100.0%	99.8%
Ryland Homes origination capture rate	78.6%	79.6%	79.5%	81.2%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Interest incurred	$15,271	$15,131	$30,888	$29,301
Interest capitalized during the period	9,924	8,351	19,253	15,705
Amortization of capitalized interest included in cost of sales	8,099	15,747	14,073	26,588
Depreciation and amortization	2,940	5,817	5,602	9,852

THE RYLAND GROUP, INC. and Subsidiaries

NON-GAAP FINANCIAL DISCLOSURE RECONCILIATION

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
HOUSING GROSS MARGINS
HOUSING REVENUES	$216,493	$358,477	$384,887	$599,277

HOUSING COST OF SALES
Cost of sales	185,070	301,318	327,941	508,596
Inventory valuation adjustments and write-offs	3,864	5,677	7,136	9,752
TOTAL HOUSING COST OF SALES	188,934	306,995	335,077	518,348

GROSS MARGINS	$27,559	$51,482	$49,810	$80,929
GROSS MARGIN PERCENTAGE	12.7%	14.4%	12.9%	13.5%

GROSS MARGINS, excluding inventory valuation adjustments and write-offs	$31,423	$57,159	$56,946	$90,681
GROSS MARGIN PERCENTAGE, excluding inventory valuation adjustments and write-offs	14.5%	15.9%	14.8%	15.1%

Gross margins on home sales, excluding inventory valuation adjustments, is a non-GAAP financial measure and is defined by the Company as revenue from home sales less costs of homes sold, excluding the Company’s inventory valuation adjustments recorded during the period. Management finds this to be a useful measure in evaluating the Company’s performance because it discloses the profit the Company generates on homes it actually delivered during the period, as the inventory valuation adjustments relate, in part, to inventory that was not delivered during the period.  It assists the Company’s management in making strategic decisions regarding its construction pace, product mix and product pricing based upon the profitability it generated on homes the Company currently delivers or sells.  The Company believes investors will also find gross margins on home sales, excluding inventory valuation adjustments, to be important and useful because it discloses a profitability measure that can be compared to a prior period without regard to the variability of inventory valuation adjustments. In addition, to the extent that the Company’s competitors provide similar information, disclosure of its gross margins on home sales, excluding inventory valuation adjustments, helps readers of the Company’s financial statements compare profits to its competitors with regard to the homes they deliver in the same period.  In addition, because gross margins on home sales is a financial measure that is not calculated in accordance with GAAP, it may not be completely comparable to similarly titled measures of the Company’s competitors due to potential differences in methods of calculation and charges being excluded.